                                                                    Exhibit 99.1

                                                News

                                                Merrill Lynch & Co., Inc.
                                                World Headquarters
[LOGO]Merril Lynch                              4 World Financial Center
                                                New York, New York  10080
--------------------------------------------------------------------------------

                                                Release date: February 10, 2004

                                                For information contact:
                                                Media Relations:
                                                Michael O'Looney
                                                (212) 449-9205
                                                michael_olooney@ml.com

                                                Investor Relations:
                                                Tina Madon
                                                (866) 607-1234
                                                Investor_Relations@ml.com

                MERRILL LYNCH ANNOUNCES SHARE REPURCHASE PROGRAM

         NEW YORK, February 10 - Merrill Lynch (NYSE: MER) today announced that its board of directors has authorized the repurchase of up to $2 billion of the company's outstanding common shares.

         "This repurchase program underscores the financial strength of Merrill Lynch," said Ahmass Fakahany, executive vice president and chief financial officer. "Over the past two years we have demonstrated the ability to grow our businesses and to generate substantial levels of capital. We are confident that Merrill Lynch can both invest in the growth initiatives that are key to our future success and take this step to enhance returns. Our balance sheet and liquidity are strong, and we will continue to actively manage our capital base as we strive to sustain high levels of performance for our clients and shareholders."

         The authority will be exercised from time to time as market conditions warrant and subject to regulatory considerations. Any repurchases are intended to make appropriate adjustments to the company's capital structure and are for general corporate purposes.

                                     -MORE-

         Merrill Lynch is one of the world's leading financial management and advisory companies with offices in 35 countries and total client assets of approximately $1.5 trillion. As an investment bank, it is a leading global underwriter of debt and equity securities and strategic advisor to corporations, governments, institutions, and individuals worldwide. Through Merrill Lynch Investment Managers, the company is one of the world's largest managers of financial assets, with assets under management of $500 billion. For more information on Merrill Lynch, please visit www.ml.com.

                                    #     #     #